MUNIHOLDINGS FUND, INC.

FILE # 811-8081

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/15/01	Conn HFA Mtg & Fin Prog 5.3% 5/15/33	$125,270,000	$4,500,000	Paine Webber
11/30/01	Virginia St Hsg Dev Auth Comm 5.2% 7/1/19	$666,600,000	$4,490,000	Paine Webber
		$	$
		$	$